Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES RECEIPT OF WATER PERMITS FOR MT. HOPE

LAKEWOOD, COLORADO — December 19, 2011, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) announced that as of December 14, 2011, the Nevada State Engineer issued the Company, through a subsidiary, all of its water permits - allowing the Mt. Hope project to utilize approximately 7,000 gallons per minute (gpm) of groundwater for mining purposes.  The permits follow the Nevada State Engineer’s July 2011 ruling granting the Company’s water right applications for the use of 11,300 acre-feet annually (afa) of water for mining purposes.

The water will become available for consumptive use following the State Engineer’s approval of the Company’s Monitoring, Management and Mitigation Plan (3M Plan) that was developed in cooperation with Eureka County and submitted to the State Engineer for approval in October 2011.  The Company continues to work with the State Engineer and Eureka County to finalize the 3M Plan and we anticipate the State Engineer to approve the 3M plan in the first quarter of 2012.

The State Engineer’s approval of the Company’s water right applications remains under appeal by Eureka County and two other parties.  The Nevada District Court has now set a briefing schedule that includes an April 3, 2012 hearing date on the appeal.  A decision on the appeal is expected in mid-2012, although the District Court is not required to act under any specified timeline.

Bruce D. Hansen, Chief Executive Officer, said, “I am pleased that the Nevada State Engineer’s office continues to diligently process the Mt. Hope project’s water permits.  Having active water permits and an approved 3M Plan will allow us to initiate construction activities shortly following the BLM’s Record of Decision and the availability of financing through Hanlong and POSCO.  We remain extremely confident that the State Engineer’s ruling and processes will be affirmed in District Court and are disappointed with the elected officials of Eureka County for going forward with the appeal of the State Engineer’s ruling, as are a growing number of Eureka residents, especially in light of the overwhelming public support that the Mt. Hope project has in Eureka and surrounding communities.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors and Business Development - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.